EXHIBIT 5

21 September 2018

To:

Entera Bio Ltd.

Hadassah Medical Center

Kiryat Hadassah

Jerusalem 9112002

Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for Entera Bio Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), covering up to an aggregate amount of 2,664,058 ordinary shares, par value NIS 0.0000769 per share (“Ordinary Shares”) of the Company, issuable upon exercise of outstanding options under the Company’s Share Incentive Plan (the “Original Plan”) and up to an aggregate amount of 1,371,398 ordinary shares of the Company, Ordinary Shares, issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan” and together with the Original Plan, the “Equity Incentive Plans”). Ordinary Shares issued or issuable under the Equity Incentive Plans shall be referred to as the “Shares”.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Original Plan, the 2018 Plan, the Registration Statement, the Company’s amended Articles of Association (the “Articles”) and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary or appropriate as a basis for this opinion.

In rendering our opinion, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been complete and accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors which have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Shares (which may consist, in part or in full, of services performed for the Company).

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, subject to the requisite corporate approvals will be, when issued and paid for in accordance with the terms of the Original Plan or the 2018 Plan, as applicable, and the related awards and agreements, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman
Herzog Fox & Neeman